Exhibit 99.2

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT is made as of November 18, 2020 (this “Amendment”), by and between Hopeful Tourism Limited, a company incorporated under the laws of Hong Kong (“Purchaser”), on the one hand, and JD.com E-commerce (Investment) Hong Kong Corporation Limited, a company incorporated under the laws of Hong Kong, and JD.com Investment Limited, a company incorporated under the laws of the British Virgin Islands (together with JD.com E-commerce (Investment) Hong Kong Corporation Limited, “Sellers”), on the other hand. Sellers and Purchaser are referred to herein as the “Parties”. Capitalized terms used in this Amendment otherwise not expressly defined herein, shall have the meanings ascribed to them in the Agreement, as defined below.

WITNESSETH:

WHEREAS, Sellers and 凯撒世嘉旅游文化发展集团股份有限公司 (Caissa Sega Tourism Culture Development Group Co., Ltd, “Caissa Sega”) signed certain Share Purchase Agreement (the “Agreement”) dated June 19, 2020, and Caissa Sega issued a notice to the Sellers on November 13, 2020 to assign all its rights and obligations under the Agreement to Hopeful Tourism Limited according to Section 8.8 of the Agreement;

WHEREAS, according to the Agreement, Sellers are selling to Purchaser, and Purchaser is buying from Sellers, the Subject Shares upon the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.    Section 2.2. Closing Date and Transfer Date. Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.2    Closing Date and Transfer Date.

(a)    The Parties hereby acknowledge and confirm that all the conditions set forth in Article V have been satisfied or waived as of the date hereof (other than those conditions that by their nature are to be satisfied at the Closing), and the Sellers shall give the Purchaser a notice (the “Transfer Notice”), which shall specify the date of Closing (the “Closing Date”). The sale and purchase of all Subject Shares as contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures by email on the Closing Date.

(b)    On a date within one hundred and eighty (180) days after the Closing Date (the “Transfer Date”), the Purchaser shall deliver or cause to be delivered to the Sellers an amount in cash equal to the Purchase Price (among which RMB72,905,914 shall be paid to JD Hong Kong and RMB384,701,714 shall be paid to JD BVI), by wire transfer in immediately available funds to a bank account designated by the relevant Seller in writing (each a “Seller’s Account”). Promptly after the initiation of such wire transfer pursuant to this Section 2.2(b), the Purchaser shall deliver via email to the relevant Seller reasonable evidence of such wire transfer. Upon receipt of the applicable Purchase Price in the Seller’s Account, the relevant Seller shall promptly (and in any event within the same Business Day) provide the Purchaser with a written confirmation via email of such receipt.”

2.    Governing Law. This Amendment and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction).

3.    Entire Agreement. This Amendment, together with the Agreement, all exhibits and schedules thereto and all other documents and instruments delivered in connection therewith, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

4.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

5.    Captions. All captions contained in this Amendment are for convenience of reference only, do not form a part of this Amendment and shall not affect in any way the meaning or interpretation of this Amendment.

6.    Conflicts. Except as expressly modified by this Amendment, each and every term and condition set forth in the Agreement, and each party’s rights and obligations there under, shall remain in full force and effect in accordance with its terms. In the event of any discrepancy between the provisions of this Amendment and any provision of the Agreement, then the provisions of this Amendment shall control.

[Signature pages to follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed on its behalf by its representative thereunto duly authorized, as of the day and year first above written.

SELLERS:

JD.COM E-COMMERCE (INVESTMENT) HONG
KONG CORPORATION LIMITED

By:	/s/ Wang Nani
Name:	WANG Nani
Title:	Director

JD.COM INVESTMENT LIMITED

By:	/s/ Wang Nani
Name:	WANG Nani
Title:	Director

PURCHASER:

Hopeful Tourism Limited

By:	/s/ Wang Ruozhu
Name:	WANG Ruozhu
Title:	Director

[Signature Page to Amendment to Share Purchase Agreement]